Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-45182, 333-54870, 333-63000, 333-72322, 333-85230, 333-85238, 333-103395, 333-116726, 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881, 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392, and 333-248630) on Form S-8 and (Nos. 333-179574, 333-200187, 333-215090, 333-217497, 333-227127, and 333-228398) on Form S-3 of Lantronix, Inc. of our report dated September 11, 2020, relating to the consolidated financial statements of Lantronix, Inc., appearing in this Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2020.

/s/ Squar Milner LLP

Irvine, California

September 11, 2020